LICENSE AGREEMENT
                             -----------------

     THIS LICENSE AGREEMENT (the "Agreement") is entered into as of this 18th day of August, 1999, by and between MONEYLINE AMERICA, LLC ("MoneyLine"), a California limited liability company with its principal place of business located at 38350 Fremont Blvd., Suite 200, Fremont, CA 94536, and CAVION TECHNOLOGIES, INC., DOING BUSINESS AS CAVION.COM ("Cavion"), a Colorado corporation with its principal place of business located at 7475 Dakin Street, Suite 607, Denver, Colorado 80221, sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                           W I T N E S S E T H:
                           --------------------

     WHEREAS, Cavion is a provider of Internet related products and services to the credit union industry and is building and managing a secure, virtual private communications network, exclusively for the credit union industry, to act as a service delivery platform for credit unions and their suppliers (hereinafter referred to as the "Cavion Network");

     WHEREAS, MoneyLine is a full-service mortgage lender with an interest in providing mortgage services to the credit unions, and the credit union members, connected to the Cavion Network; and

     WHEREAS, the Parties desire to enter into this Agreement, whereby, subject to the terms and conditions contained herein, certain of MoneyLine's products and services will be licensed to Cavion and the Parties will cooperate in MoneyLine's offering of mortgage loan services to members of credit unions affiliated with the Cavion Network.

     NOW THEREFORE, in consideration of the mutual promises of the Parties, in reliance on the representations, warranties, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

1.   DEFINITIONS

     1.1 As used in this Agreement, the term "Cavion Content" shall mean and refer to the information, data and other materials contained on the Cavion Network, exclusive of any information, data or other materials relating or referring to MoneyLine's products or services, or the MoneyLine Mortgages, as defined herein.

     1.2 As used in this Agreement, the term "Click-Throughs" shall mean and refer to a User presence at the MoneyLine Web Site which originated from any site on the Cavion Network, or which linked to the MoneyLine Web Site from a bookmark created during a session originating from any site on the Cavion Network.

     1.3 As used in this Agreement, the term "Intellectual Property Rights" shall mean and refer to all rights in and to trade secrets, patents, copyrights, trademarks, know-how, as well as all moral rights, common law rights, and any and all similar rights of any type under the laws of any governmental authority, domestic or foreign.

     1.4 As used in this Agreement, the term "Internet" shall mean and refer to the collection of computer networks commonly known and referred to as the Internet and shall include, without limitation, the World Wide Web.

     1.5 As used in this Agreement, the term "MoneyLine Content" shall mean and refer to all information, data and materials relating to the real estate mortgage products offered by MoneyLine, as defined in this Agreement, and shall include, without limitation, all programs utilized by MoneyLine relative to the application for mortgage services, as well as the evaluation and processing of the applications.

     1.6 As used in this Agreement, the term "MoneyLine Mortgages" shall mean and refer to the variety of real estate mortgage products and services to be offered through the Cavion Network by MoneyLine and shall include, but not be limited to, conventional, Jumbo, Super-Jumbo, government, seconds, home improvement, equity, piggy back, and any and all such other home loan programs or residential mortgage services as may become available to or through MoneyLine from time to time.

     1.7 As used in this Agreement, the term "MoneyLine Symbols" shall mean and refer to all of MoneyLine's trademarks, service marks, logos, and other distinctive brand features of MoneyLine utilized by MoneyLine at any time during the term of this Agreement. A list of the current MoneyLine Symbols, as of the date of execution of this Agreement, is attached hereto as Exhibit "A" and incorporated herein by this reference.

     1.8 As used in this Agreement, the term "Cavion Symbols" shall mean and refer to all of Cavion's trademarks, service marks, logos, and other distinctive brand features, including the term "Member Emporium" and any variation thereof used or utilized by Cavion, of Cavion utilized by Cavion at any time during the term of this Agreement. A list of the current Cavion Symbols, as of the date of execution of this Agreement, is attached hereto as Exhibit "B" and incorporated herein by this reference.

     1.9 As used in this Agreement, the term "Credit Union Symbols" shall mean and refer to all of the trademarks, service marks, logos, and other distinctive brand features of the credit unions connected to the Cavion Network which agree to utilize or have access to the MoneyLine Content at any time during the term of this Agreement.

     1.10 As used in this Agreement, the term "MoneyLine Web Site" shall mean and refer to MoneyLine's site on the Internet.

     1.11 As used in this Agreement, the term the "Cavion Network" shall mean and refer to Cavion's secure, virtual private communications network, including its network services such as Member Emporium and Internet banking, including any credit union member Internet personal start pages or other services to which Cavion serves network-based advertising, and including the network presence of any and all credit unions hosted by Cavion or any credit union facilitating transactions through the Cavion private communications network.

     1.12 As used in this Agreement, the term "Advertising Impressions" shall mean and refer to each occurrence that a MoneyLine product or service is displayed or promoted on the Cavion Network using advertising banners or other similar methods deployed on the Cavion Network. An occurrence will be defined based upon Cavion's reasonable advertising standards as applied to other advertisers on the Cavion Network.

2.   MUTUAL AND RESPECTIVE LICENSES

     2.1 Subject to the terms and conditions of this Agreement, MoneyLine hereby grants to Cavion:

          (a) a non-exclusive, worldwide license to use, reproduce, distribute, display and transmit the MoneyLine Content on, through or in connection with the Cavion Network and to permit Users to utilize, including, but not limited to, the ability to download and print, some or all of the MoneyLine Content, as Cavion shall determine.

          (b) a non-exclusive, worldwide license to modify the MoneyLine Content, upon the advance, written consent of MoneyLine, which consent shall not be unreasonably withheld, for purposes of conforming the MoneyLine content to other material, data and information on the Cavion Network.

          (c) a non-exclusive, worldwide, fully paid license to use, reproduce and display the MoneyLine Symbols in connection with the display, marketing, advertising or promotion of the MoneyLine Content on or relating to the Cavion Network.

          (d) The foregoing terms in this Section 2.1 are subject to the restriction that the MoneyLine Symbols may not be used to advertise any product or service, other than MoneyLine's products and services, without MoneyLine's prior written consent, which consent shall not be unreasonably withheld.

     2.2 Subject to the terms and conditions of this Agreement, Cavion hereby grants to MoneyLine:

          (a) a non-exclusive, worldwide, fully paid license to use, reproduce and display the Cavion Symbols in connection with the display, marketing, advertising or promotion of the Cavion Network on MoneyLine's Site or in any of the MoneyLine Content.

     2.3 It is fully agreed and understood by and between the Parties hereto that no provision of this Agreement prohibits, or in any way inhibits, the ability or right of MoneyLine to serve non-credit union members who access the MoneyLine Web Site and seek to utilize MoneyLine's products or services or to have a separate site on the Internet which is not connected, linked or related to the Cavion Network for servicing non-credit union persons.

3.   EXCLUSIVITY OF RELATIONSHIP

     3.1 On the Cavion Network, MoneyLine shall be the exclusive Cavion approved and recommended, on-line mortgage lender for the MoneyLine Mortgages, or any same or similar products or services.

          (a) Except as otherwise may be provided for in Section 4.1 of this Agreement, MoneyLine's exclusivity, as provided for in this Section, shall operate so as to preclude Cavion from providing any other individual or entity a direct link from the Cavion Network to any site on the Internet highlighting, promoting or offering, or otherwise providing content relating to, any type of residential real estate mortgage, including, but not limited to, those products and services which are the same or similar to the MoneyLine Mortgages. Further, Cavion shall not place any advertising on the Cavion Network for any residential real estate loan or mortgage services other than the MoneyLine Content.

     3.2 MoneyLine shall not license, distribute or integrate any of the MoneyLine Content with any competitor of Cavion in the credit union vertical market, without the prior, written consent of Cavion.

4.   LIMITATIONS ON MONEYLINE EXCLUSIVITY AND CONDUCT

     4.1 Under the terms of this Agreement, and pursuant to the Parties' express intent, MoneyLine's exclusivity with Cavion will be superseded in the event an individual credit union has entered into, whether prior or subsequent to the execution of this Agreement, any other mortgage services arrangement.

          (a) In such event, such a credit union or credit unions may elect to feature MoneyLine's services, in addition to any other mortgage services provider, but Cavion is under no obligation to take any action on behalf of MoneyLine respecting an individual credit union's decision whether or not to feature MoneyLine's services in addition to the services of any other provider of mortgage services with whom the credit union has a relationship. In the event a credit union elects not to feature the MoneyLine services, the respective obligations of each of the Parties to this Agreement shall not be altered but shall remain fully in place and enforceable by either Party. Notwithstanding the foregoing, MoneyLine's services may still be offered to the credit union as an alternative mortgage loan lending source.

     4.2 Cavion, by entering into this Agreement with MoneyLine, will endorse and recommend MoneyLine's services to the credit unions connected to the Cavion Network, and shall use commercially reasonable efforts to promote MoneyLine's services to such credit unions.

          (a) Notwithstanding the foregoing, both Parties to this Agreement expressly acknowledge, understand and accept that the decision of each credit union connected to the Cavion Network to permit MoneyLine to serve its members through the Cavion Network will be in the sole discretion of the credit union. Any decision by any credit union not to permit MoneyLine to provide mortgage services to its members, or to permit any other provider of mortgage services to serve its members through the Cavion Network, shall be deemed to be outside the control of either MoneyLine or Cavion and shall not operate to the detriment of either MoneyLine or Cavion under any term or provision of this Agreement, each of which shall remain in full force and effect and shall be enforceable by either Party hereto.

          (b) The Parties acknowledge that certain elements of the Cavion Network are identified to a User by the Credit Union Symbols of that User's credit union (for example, the credit union's home page hosted by Cavion), and certain elements of the Cavion Network are identified to a User by the Cavion Symbols and also by the Credit Union Symbols of that User's credit union (for example, the credit union's Internet banking application served by Cavion). All such elements of the Cavion Network are referred to herein as "portions of the Cavion Network co-branded by a credit union". The credit union's discretion as described in
               Section 4.2(a) applies to all portions of the Cavion Network co-branded by a credit union.

     4.3 Upon being connected to the Cavion Network, MoneyLine will not offer to the individual members of the credit unions connected to the Cavion Network any products or services which compete or interfere, or reasonably could compete or interfere, with the relationship between a credit union and its individual members, including the products and services offered by a credit union to its members.

          (a) In the event one or more of the products or services furnished by MoneyLine under the terms of this Agreement are in conflict or interfere with one or more products or services offered by a credit union to its members, but other MoneyLine products or services would not be in conflict or interfere with a credit union's products or services, MoneyLine, at its sole and unfettered discretion, may elect to offer only those not competing or interfering products or services, on a credit union by credit union basis.

          (b) Cavion shall notify MoneyLine, in writing, in as prompt a manner as is commercially reasonable and practical, of any claim that a MoneyLine product or service is in conflict with or interferes with any credit union product or service. Cavion may turn off any link to the MoneyLine Web Site from any portion of the Cavion Network co-branded by the complaining credit union(s), until the conflict is resolved to the credit union's satisfaction. In response to any claimed conflict, MoneyLine may, at its option, (i) demonstrate to the credit union(s) that no such conflict or interference exists, (ii) modify its offered or advertised products or services so as to negate the conflict or interference, (iii) remove the conflicting or interfering product or service from its offering from the relevant credit union site(s), or (iv) take no action.

5.   MONEYLINE PRODUCTS AND SERVICES

     5.1 The residential mortgage products to be offered and the services to be performed by MoneyLine pursuant to this Agreement, as part of being a full-service, residential mortgage lender, include, but are not necessarily limited to, the following:

          (a)  Internet-based pre-approval application process

          (b)  Automated loan status

          (c) MoneyLine's loan application software will be modified to create a "seamless interface" to Cavion's software and hardware.

          (d)  Reduced documentation and "no doc" loans

          (e)  In-house funding

          (f)  Flexible underwriting guidelines ("common sense")

          (g)  High and no FICO scores

          (h)  Special pricing for credit union members

          (i)  Loan programs enabling credit union participation

          (j)  Loan programs enabling credit union compensation

          (k)  Regional loan completion services

6.   CAVION'S OBLIGATIONS TO MONEYLINE

     6.1 Subject to the additional terms and conditions of this Agreement, Cavion shall be solely responsible for the design, layout, posting and maintenance of the Cavion Content, including any pages on the Cavion Network featuring a banner or other Advertising Impression advertising the MoneyLine Content.

          (a) Any page featuring a MoneyLine Advertising Impression shall include a hot link (or a text link or other method of linking the user directly to the target site, referred to hereinafter as a "hot link") which shall be in a prominent position, and which shall direct a User directly to the MoneyLine Web Site.

     6.2 Cavion shall not make any material changes to the MoneyLine Content as it appears on or through the Cavion Network without the advance written consent of MoneyLine, which consent shall not be unreasonably withheld.

     6.3 At all times during the term of this Agreement, for purposes of advertising MoneyLine's products and services on the Cavion Network, MoneyLine shall be considered and construed to be a "key" vendor, as defined hereinbelow. However, MoneyLine's treatment as a "key" vendor with respect to any portion of the Cavion Network co-branded by a credit union shall be subject to the credit union's discretion as described in Section 4.2(a).

          (a) For purposes of this Agreement, a "key" vendor shall be a featured vendor, whose products or services shall be prominently advertised and/or highlighted on the Cavion Network, with no other vendor's advertising or highlighting placed in a more prominent position, or with more prominent timing, on the Network than that offered to MoneyLine.

               (i) The foregoing requirement that no other vendor shall have a more prominent position (either as to location or timing) on the Network is based on an "on-going basis" and does not preclude Cavion from more prominently featuring a vendor on a limited or special basis, which in no event shall continue for more than 30 days.

          (b) Further, for purposes of this Agreement, Cavion shall make commercially reasonable efforts to provide the positioning and timing of a "key" vendor's advertising on the Cavion Network in the manner most appropriate in light of the vendor and its products and services.

     6.4 In light of MoneyLine's position as a "key" vendor, subject to the credit union's discretion with respect to any portion of the Cavion Network co-branded by a credit union, Cavion shall highlight and advertise MoneyLine as follows:

          (a) Each credit union connected to Cavion's Network shall have a link on its home page with a title substantially similar to "Mortgage Services" which provides a direct or "hot" link to the MoneyLine Web Site.

          (b) MoneyLine, either directly or through an advertisement for mortgage services with a hot link to the MoneyLine Web Site, shall be featured and advertised on the bill paying and Internet banking start pages of each credit union member connected to the Cavion Network.

     6.5 Subject to the credit union's discretion with respect to any portion of the Cavion Network co-branded by a credit union, Cavion will provide a direct or "hot" link to the MoneyLine Web Site from any generalized advertisement or description in the Cavion Member Emporium or elsewhere on the Cavion Network for mortgage loans.

     6.6 Each month, Cavion shall provide Advertising Impressions as described in the following sentence, providing a link to either the Cavion Network's real estate mortgage site, with a subsequent direct link to the MoneyLine Web Site, or a direct, hot link to the MoneyLine Web Site. Subject to subsection (b) below, Cavion shall provide 200,000 Advertising Impressions per month during Year Two of this Agreement, 500,000 Advertising Impressions per month during Year Three, and 1,000,000 Advertising Impressions per month during Years Four and after. MoneyLine shall provide all content for the Advertising Impressions, subject to approval by Cavion prior to implementation, which approval shall not be unreasonably withheld.

          (a) In the event Cavion fails to provide the number of Advertising Impressions provided for in this Section 6.6, Cavion will "make good" the shortfall the following month. In the event there is a shortfall for more than three (3) consecutive months, Cavion shall be deemed to be in material breach of this Agreement. If there is a shortfall at the conclusion of the term of this Agreement, Cavion will extend its obligations under this Section 6.6 beyond the term of the Agreement until Cavion's Advertising Impression obligations are satisfied in full.

          (b) It specifically is agreed to by and between the Parties to this Agreement that the provisions of this Section 6.6 shall not apply until the Cavion Network is fully implemented, as shall subsequently be understood and agreed to by and between the Parties in their reasonable, good faith business judgment. However and notwithstanding the foregoing, the provisions of this Section 6.6 shall apply no earlier than one (1) year from the date of execution of this Agreement. The Parties further acknowledge that Cavion's obligations under this Section 6.6 are conditional upon MoneyLine's substantial compliance with those obligations under Section 7 that would reasonably be expected to affect the competitive appeal of MoneyLine's services to credit unions affiliated with the Cavion Network.

     6.7 Prior to the execution of this Agreement, Cavion shall provide a complete set of technical specifications as needed for MoneyLine to complete the on-line mortgage loan application and approval system described in Section 7.1. A true and correct copy of said specifications is attached hereto as Exhibit "C" and incorporated herein by this reference. Cavion's technical specifications are subject to change, within commercially reasonable limits and dictated by good faith business relationships, at Cavion's discretion, upon thirty (30) days written, advance notice.

     6.8 Cavion shall implement an interface with the MoneyLine automatic lending program described in Section 7.1 which is in sound and operable condition and sufficient to permit MoneyLine to commence the operations, including the provision of products and services, under the terms of this Agreement, within 90 days of the date of execution of this Agreement. Any failure of Cavion to comply with the foregoing time requirements, without the written consent of MoneyLine, which consent shall not be unreasonably withheld, shall constitute a material breach of this Agreement.

     6.9 Throughout the term of this Agreement, MoneyLine's position on the Cavion Network, as detailed in this Section, shall not be altered, changed or modified in a material adverse manner as a result of any upgrades or modifications to the Cavion Network by Cavion, or any other party, without MoneyLine's prior written consent, which consent shall not be unreasonably withheld.

     6.10 Subject to the credit union's discretion with respect to any portion of the Cavion Network co-branded by a credit union, Cavion shall provide MoneyLine with reasonable assistance in MoneyLine's efforts to advertise and otherwise solicit for its products and services, by, without limitation, such methods as flyers, mail inserts or lobby displays, through the credit unions connected to the Cavion Network.

     6.11 Cavion's sales people shall be trained by MoneyLine, as provided for in Section 7.13, however, Cavion shall take all reasonably necessary steps to ensure that its salespeople are appropriately familiar with and knowledgeable of both MoneyLine, and its products and services, and the residential, real estate mortgage business.

7.   MONEYLINE'S OBLIGATIONS TO CAVION

     7.1 As soon as practicable upon execution of this Agreement, but in no event later than thirty (30) days from said date, MoneyLine shall develop and implement an automatic lending format and program and shall develop an Internet page or pages relative to its mortgage services, each of which must conform to Cavion's specifications, as referenced and described in Section 6.7 hereinabove, and each of which must be approved by Cavion prior to implementation, which approval shall not be unreasonably withheld.
          (a) MoneyLine shall use its commercially reasonable efforts to ensure that all pages of the MoneyLine Web Site which are linked, directly or indirectly, to the Cavion Network comply with the scale, speed and performance equivalent to that provided on the Cavion home site.

          (b) MoneyLine shall operate and maintain the MoneyLine Web Site so as to keep the MoneyLine Web Site competitive with similar sites on the Internet, based upon performance, quality, appearance, and loan terms, and shall, at all times during the term of this Agreement, use its commercially reasonable efforts to ensure that the MoneyLine Web Site is comparable in look and feel and otherwise compatible with the Cavion Network.

     7.2 Those customers who proceed directly to the MoneyLine Web Site will be provided with a hot link directly to Cavion's Member Emporium page. Similarly, a User proceeding to the MoneyLine Web Site through the Cavion Network will be provided with a hot link directly back to the Cavion or credit union page from which the User linked to the MoneyLine Web Site. Each page of the MoneyLine Web Site will contain a textual hot link, in a form to be approved by Cavion, which consent shall not be unreasonably withheld, linking a User to the Cavion Network.

     7.3 MoneyLine expressly recognizes that any and all advertising on the Cavion Network is both a source of revenue for Cavion and vital to its image and relationship with its credit union members. Accordingly, MoneyLine expressly warrants and represents that it will not place any advertising or promotion of any product or service on the MoneyLine Web Site, or permit any other person or entity to do the same, without Cavion's advance, written authorization, which authorization shall not be unreasonably withheld and which shall be based upon reasonable and good faith business justification and necessity.

          (a) MoneyLine will not place an advertisement on the MoneyLine Web Site or place any type of link on the MoneyLine Web Site, on any of its pages, relating to or regarding any competitor of Cavion or any competitor of a client of Cavion.

          (b) MoneyLine will not place any advertisement on the MoneyLine Web Site for adult, Soldier of Fortune, firearms, sexual, hate or other violent or sexually oriented web sites. Moreover, MoneyLine will not advertise on the MoneyLine Web Site any advertisers blacklisted or censured by the Federal Trade Commission, Direct Marketing Association, Advertising Association or any other recognized authority for filtering Internet content.

          (c) The provisions of this Section 7.3 specifically and expressly apply only to those portions of the MoneyLine Web Site which are accessible to credit union members through the Cavion Network.

     7.4 MoneyLine covenants and represents that it will associate with any financial underwriters, or any other service providers, necessary to fulfill its obligations to Cavion under the terms and provisions of this Agreement, and that any such association shall be at MoneyLine's sole cost. Further, upon reasonable notice from Cavion, in no event to be less than 15 days, MoneyLine will provide Cavion with written evidence, satisfactory to Cavion, in its reasonable and good faith business judgment, of its ability, particularly, but not necessarily limited to its financial ability, to fulfill its obligations to Cavion under the terms and provisions of this Agreement.

     7.5 MoneyLine shall provide and host a secure Web site accessible to Cavion which contains the information relating to a User's application on or other use of the MoneyLine Web Site described in the following section.

     7.6 MoneyLine will provide Cavion and the credit unions connected to Cavion's Network with information, in a form to be agreed upon between MoneyLine and Cavion, in their good-faith, reasonable business judgement, notice and information regarding the number and identity of Users, the number of Click-Throughs, and detailed tracking of applications, including all information in MoneyLine's possession regarding a User's application on or other use of the MoneyLine Web Site. Sharing of information under this Section shall be subject to any regulatory limitations applicable to MoneyLine.

     7.7 MoneyLine will institute such procedures as reasonably are necessary to coordinate and transact with the individual credit unions connected to the Cavion Network both in terms of processing and servicing of residential mortgage loan applications through MoneyLine.

     7.8 Within 90 days of the date of execution of this Agreement, MoneyLine's Web Site shall provide Users with an on-line, real-time method of tracking their application and/or loan with MoneyLine, which shall include e-mail and telephone contact information for a MoneyLine employee who can provide further information.

     7.9 MoneyLine shall use its commercially reasonable best efforts to ensure that all transactions between MoneyLine and a User are accurate, comprehensive and error free.

     7.10 MoneyLine shall use its best efforts to ensure that all information provided to it by Users is maintained, accessed and transmitted in a secure environment and shall make all reasonable effort to comply with any security requests or concerns of Cavion.

     7.11 The MoneyLine Content and any updates shall be transmitted to Cavion in the manner and form specified by Cavion, as set forth in Exhibit "D" hereto, which is incorporated herein by this reference.

     7.12 MoneyLine will implement a privacy policy in accordance with any federal or other government or agency requirement in effect from time to time and, in any event and notwithstanding any other regulation, MoneyLine will comply with any reasonable privacy policy implemented by Cavion, provided that Cavion gives MoneyLine thirty (30) days written notice of any such privacy policy, or any change thereto.

     7.13 Subject to the terms of Section 6.11 hereinabove, MoneyLine will train Cavion's salespeople with respect to the MoneyLine Mortgages, the MoneyLine Content and any other pertinent matters relating to this Agreement. Trainings will occur at Cavion's field offices, at times to be agreed upon between MoneyLine and Cavion, in their good-faith, reasonable business judgement. The Parties will each bear their own expenses of attending the trainings.

     7.14 Within 30 days after execution of this Agreement, MoneyLine shall provide a complete set of technical specifications as needed for Cavion to implement the interface with the MoneyLine host data processing software described in Section 6.8. MoneyLine's technical specifications are subject to change, within commercially reasonable limits and dictated by good faith business relationships, at MoneyLine's discretion, upon thirty
          (30) days written, advance notice.

8.   MUTUAL OBLIGATIONS OF THE PARTIES

     8.1 Each Party shall comply with any intellectual property guidelines provided by the other Party with respect to the use of such Party's products and neither Party will alter or impair any acknowledgment of the other Party's copyright or other Intellectual Property Rights.

     8.2 Cavion will remain solely responsible for the operation of the Cavion Network, and all related sites, and MoneyLine will remain solely responsible for the operation of the MoneyLine Web Site. Each Party, subject to the terms of this Agreement, will retain sole right and control over the programming, content, and conduct of transactions over its respective site.

     8.3 Each Party shall provide on-going assistance to the other Party with regard to technical, administrative and service-oriented issues relating to the terms of this Agreement, and the execution of the respective obligations and conditions set forth herein as the Parties, or either of them, reasonably may request.

9.   COMPENSATION

     9.1 INITIAL EXCLUSIVITY FEE: In consideration for the obligations and duties to be performed by Cavion under the terms of this Agreement, and in consideration and in exchange for the exclusivity provided for in Section 3.1 of this Agreement, MoneyLine shall pay to Cavion an Annual Exclusivity Fee payable as follows:

          (a) For Year One (as defined below) of this Agreement, the Annual Exclusivity Fee to be paid by MoneyLine shall be $300,000 paid as follows:

               (i)   $100,000 on September 3,1999

               (ii)  $200,000 on September 23,1999

          (b) In each subsequent year of this Agreement, the Minimum Annual Exclusivity Fee shall be subject to the following graduated scale ( and shall be subject to automatic adjustments as detailed in Section 9.1(c) below):

               (i)   Year Two: $350,000

               (ii)  Years Three, Four and Five: $500,000

               (iii) Years Six through Ten: $1,000,000

          (c) The actual Annual Exclusivity Fee to be paid to Cavion in each year following the first year of this Agreement shall be the greater of the Minimum Annual Exclusivity Fee or the Click-Through Fee, which shall be $0.10 per Click-Through, as defined in this Agreement.

               (i) The Click-Through fee shall be paid by MoneyLine to Cavion within thirty (30) days of the last day of each Quarterly Period (as defined below) throughout the term of this Agreement.

               (ii) In the event the Click-Through fees paid in any given Year are not equal to or greater than the Minimum Annual Exclusivity Fee, as detailed in Section 9.1(b) of this Agreement, the difference shall be paid by MoneyLine to Cavion within thirty (30) days of the end of such Year.

          (d) Cavion, in its sole and unfettered discretion, at any time during the term of this Agreement may elect to become a licensed real estate broker in each state where MoneyLine offers its services. In such event, at Cavion's sole and unfettered option, in lieu of the Annual Exclusivity Fee detailed above, from the date of such licensing in each and every such state throughout the term of this Agreement, Cavion may elect to be entitled to $50.00 for each loan generated through the Cavion network or as otherwise covered by this Agreement (the "Loan Fee"). For this purpose, any loan to a member of a credit union affiliated with the Cavion Network is covered by this Agreement. Cavion may elect to be entitled to the Loan Fee or the Annual Exclusivity Fee from time to time throughout the term of this Agreement, but no more frequently than once in any twelve-month period, and in each case upon at least sixty (60) days notice.

               (i) In the event Cavion elects to become registered as a real estate broker in accordance with the terms of the preceding paragraph, prior to electing to receive the payment described in that paragraph in lieu of the Annual Exclusivity Fee detailed in Sections 9.1(a), (b) and (c) above, Cavion must present MoneyLine with evidence of its valid registration as a real estate broker. For as long as Cavion is entitled to receive that payment, Cavion must provide MoneyLine with evidence of any and all renewals of such licenses during the term of this Agreement and further must provide MoneyLine with immediate written notice in the event any license is terminated or revoked.

               (ii) In addition, and in any event, Cavion shall provide MoneyLine with thirty (30) days written notice of its election to receive its compensation under this Agreement pursuant to the terms of Section 9.1(d).

               (iii) Regardless of any registration by Cavion as a real
                     estate broker, MoneyLine shall maintain the exclusivity provided for in this Agreement for the entire term of this Agreement and at no time shall Cavion become a competitor of MoneyLine in the provision of residential real estate mortgage services.

          (e) For purposes of calculating the Annual Exclusivity Fee detailed above, "Year One" of this Agreement shall be the twelve-month period beginning on the first day of the month in which the interface with the MoneyLine Web Site described in Section 6.8 is completed, but in no event later than January 1, 2000 (the "Implementation Date"), and each Year of this Agreement shall be the twelve-month period following the preceding Year. The first "Quarterly Period" shall be the three-month period beginning on the first anniversary of the Implementation Date, and each Quarterly Period of this Agreement shall be the three-month period following the preceding Quarterly Period.

     9.2 The compensation detailed in Section 9.1 of this Agreement expressly is contingent upon the conditions described in this
          Section 9.2, in order to reflect the continued growth and vitality of Cavion during the term of this Agreement. In the event Cavion has not signed and connected to its network either 1,500 credit unions or 12% of United States credit unions by the end of the third Year of this Agreement, the Minimum Annual Exclusivity Fee shall thereafter be reduced proportionately and such adjustment shall continue for so long as Cavion does not have either 1,500 credit unions or 12% of United States credit unions signed and connected to its network.

     9.3 It is expressly understood and agreed by and between the Parties, and each of them, that the Annual Exclusivity Fee referenced in Section 9.1 of this Agreement is a fee negotiated between the Parties without reference, in any manner or form, to the number or amount of loan applications taken or loans originated by MoneyLine in connection with this Agreement.

10.  AUDIT RIGHTS

     10.1 Cavion shall have the right, at its own expense, to direct an independent certified public accounting firm to inspect and audit the books and records of MoneyLine which, in the sole and unfettered judgment of the certified public accounting firm, are relevant to the payments by MoneyLine to Cavion set forth in
          Section 9 of this Agreement, provided, however, that:

          (a) MoneyLine shall be provided with not less than thirty (30) days notice of any such audit;

          (b) any such audit shall be conducted during MoneyLine's normal and regular business hours and shall be conducted in such a manner so as to minimize interference with MoneyLine's normal business activities;

          (c) in no event shall Cavion call for audits any more frequently than one (1) per calendar year, unless an underpayment by MoneyLine of more than ten percent 10 % for any calendar quarter, in which case Cavion shall be entitled to call for one (1) audit each calendar quarter, not to exceed a total of four (4) audits per calendar year, for a period of two (2) years after such underpayment is revealed by an audit report prepared by an independent certified public accounting firm;

          (d) in the event an audit reveals an underpayment by MoneyLine of more than ten percent 10% for any calendar quarter, MoneyLine shall be required to reimburse Cavion for the reasonable and actual costs of such an audit; and

          (e) in the event any audit reveals an overpayment by MoneyLine, MoneyLine shall be entitled to offset such amounts against any further payments due to Cavion under the terms of this Agreement, and , in the event no such future payments are due, to have such amounts refunded by Cavion in a prompt manner.

11.  ADVERTISING REVENUE

     11.1 Cavion shall have the sole and exclusive right to sell, license or otherwise dispose of all advertising and promotional rights with respect to the Cavion Network, and all pageviews on the Cavion Network.

12.  PAYMENT INFORMATION

     12.1 All payments made hereunder are non-refundable and non-creditable, except as is provided in for in Section 9 hereinabove, and shall be made by wire transfer pursuant to the wire instructions set forth in Exhibit "E" hereto, which is incorporated herein by this reference.

     12.2 Any portion of the payments required to be made under the terms of this Agreement not paid on the date or dates provided for herein shall bear interest at the lesser of (i) eight percent (8%) per month or (ii) the maximum amount allowed by law.

     12.3 Notwithstanding any other provision of this Agreement, any failure of MoneyLine to make any of the payments called for under the terms of this Agreement within thirty (30) days of the date or dates provided for herein shall constitute a material breach of this Agreement.

13.  OWNERSHIP

     13.1 The Parties hereto agree and understand that they will jointly own, equally and without distinction, any and all information collected as a result of the collaboration between the Parties hereto contemplated by this Agreement. Accordingly, neither Party will make any claim to or from the other Party with respect to any revenues or products derived from such data unless otherwise agreed to by the Parties in writing.

     13.2 Cavion and other parties with which Cavion has a business relationship own or license all Intellectual Property Rights in the Cavion Content and the Cavion Symbols. MoneyLine owns or licenses all Intellectual Property Rights in the MoneyLine Content and the MoneyLine Symbols. Neither Party will acquire any rights to Intellectual Property Rights of the other by virtue of this Agreement, except as specifically stated in
          Section 2.

14.  TERM

     14.1 This Agreement shall have a term, commencing on the date first set forth hereinabove, and continuing thereafter for a period of ten (10) years, with a subsequent renewal for ten (10) years upon mutual agreement.

          (a) In the event of a renewal of this Agreement, the Annual Exclusivity Fee to be paid shall be as mutually agreed.

          (b) If within one year prior to the expiration of the initial term of this Agreement, Cavion has received an offer from a competitor of MoneyLine to be the exclusive Cavion approved and recommended on-line residential mortgage lender, and Cavion intends to accept such offer rather than renew this Agreement, MoneyLine shall have a first right to match such offer under this Section 14.1(b). Cavion shall give notice (the "Refusal Notice") to MoneyLine, specifying all material information about the proposed transaction, including the identity of the proposed lender and all material terms of the proposed transaction. If MoneyLine does not, within 30 days after the Refusal Notice, offer to Cavion a transaction that matches the proposed transaction in all material respects, Cavion may enter into the proposed transaction upon expiration of this Agreement.

15.  REPRESENTATIONS, WARRANTIES AND COVENANTS

     15.1 In order to implement the operation of this Agreement, the Parties hereto jointly and severally represent, warrant, covenant, agree and consent as follows:

          (a) The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either Party to this Agreement is a party or by which either Party may be bound or affected or any government order or decree to which they are subject;

          (b) Both Parties hereto have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated;

          (c) This Agreement has been submitted to, ratified and approved by the respective Board of Directors of Cavion and MoneyLine;

          (d) Each of the Parties warrants and represents that it will cooperate with the other Party, and promptly will provide the other Party with all pertinent materials and requested information in order for such Party to perform its obligations under this Agreement;

          (e) Each of the Parties, at all times during the term of this Agreement, shall have all the licenses and approvals necessary to enter into and perform under this Agreement and specifically to grant the licenses contained herein;

          (f) MoneyLine warrants and represents that it is, and at all times during the term of this Agreement will be, in compliance with any and all applicable laws, rules and regulations of any jurisdiction applicable to its business activities, including, without limitation, the Federal Real Estate Settlement Procedures Act of 1974 and HUD Regulation X promulgated thereunder, the Federal Equal Credit Opportunity Act, and Federal Reserve Regulation B, the Federal Truth in Lending Act and Federal Reserve Regulation Z promulgated thereunder, the Fair Credit Reporting Act, and all federal, state and local privacy laws, rules and regulations and any other applicable laws of any jurisdiction applicable to MoneyLine's business activities now in effect or which may come into effect during the term of this Agreement.

          (g) MoneyLine represents and warrants that its program and materials are substantially free from programming errors or viruses and will produce results in response to a User's inquiries which are accurate, comprehensive and error-free. MoneyLine further represents and warrants that its program and materials will accurately process date data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year data, provided that all other products used in combination with the MoneyLine program and materials properly exchange date data with them. MoneyLine further represents and warrants that all User information will be obtained, maintained and distributed in a secure environment.

16.  INDEMNIFICATION

     16.1 MoneyLine, at its own expense, will indemnify, defend and hold harmless Cavion, its affiliates, employees, representatives, or agents, against any claim, suit, action or other proceeding brought against Cavion based on or arising from a claim (a) that, if true, would constitute a breach of warranties and representations set forth in Section 15 hereinabove, or (b) that the MoneyLine Content or any material, product, information, data or service produced, distributed, offered or provided by MoneyLine or any material presented on any site on the Internet produced, maintained, or published by MoneyLine infringes, in any manner, any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, is or contains any material or information that is obscene, defamatory, libelous, slanderous, or that violates any law or regulation, is negligently performed, or otherwise breaches or violates any duty toward, or the rights of any person or personality, or otherwise has resulted in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any person or entity, and also including any claim relating to any mortgage loan approval or mortgage application provided by MoneyLine.

     16.2 Cavion, at its own expense, will indemnify, defend and hold harmless MoneyLine and its employees, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against MoneyLine based on or arising from a claim (a) that, if true, would constitute a breach of warranties and representations set forth in Section 15 hereinabove, or (b) that the Cavion Content or any material, product, information, data or service produced, distributed, offered or provided by Cavion or any material presented on any site on the Internet produced, maintained, or published by Cavion infringes, in any manner, any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, is or contains any material or information that is obscene, defamatory, libelous, slanderous, or that violates any law or regulation, is negligently performed, or otherwise breaches or violates any duty toward, or the rights of any person or personality, or otherwise has resulted in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any person or entity.

     16.3 Any indemnification under this Section 16 is subject to the conditions that (a) the indemnified party provides the indemnifying party with prompt notice of any such claim, (b) the indemnified party permits the indemnifying party to assume and control the defense of such action, with counsel to be selected by the indemnifying party, and (c) no settlement or compromise of such a claim shall be entered into without the prior written consent of any Party that would be bound by or required to make a payment under such settlement, which consent shall be unreasonably withheld. Upon the indemnifying party's written notice, the indemnified party will provide to the indemnifying party all available information and such reasonable assistance as may be necessary for the indemnifying party to defend such claim.

17.  LIMITATION OF LIABILITY

     17.1 EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 16 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL MONEYLINE, CAVION, OR ANY AFFILIATE OF EITHER MONEYLINE OR CAVION BE LIABLE TO ANY OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHICH SHALL INCLUDE, BUT NOT BE LIMITED TO, LOSS OF REVENUES, ANTICIPATED PROFITS OR LOST PROFITS.

18.  PUBLIC ANNOUNCEMENTS

     18.1 Neither Party shall make any public announcement regarding this Agreement or the relationship between the Parties set forth herein without the express, prior written consent of the other Party. However, it is understood that Cavion is required to file this Agreement as a public document with the Securities and Exchange Commission.

19.  CONFIDENTIALITY

     19.1 Except as may be agreed between the Parties with respect to a public announcement, neither Party shall disclose to any third-party either the existence of this Agreement, or the terms hereof, without the prior written consent of the other Party, except as may be required by law.

     19.2 The Parties hereto have entered into a Mutual Nondisclosure Agreement to protect the confidential and/or proprietary information of both Parties during the term of this Agreement, a true and correct copy of which is attached hereto as Exhibit F and incorporated herein by this reference.

20.  INSURANCE

     20.1 MoneyLine agrees that it will maintain insurance with a carrier that is reasonably acceptable to Cavion and with coverage for commercial general liability of at least two million dollars ($2,000,000) per occurrence for Year One of this Agreement, and thereafter at least five million dollars ($5,000,000) per occurrence, or such larger amount as is commercially reasonable for a residential real estate mortgage lender of MoneyLine's size. Prior to the launch of the MoneyLine Content on the Cavion Network, MoneyLine shall obtain and thereafter maintain coverage for errors and omissions of at least two million dollars ($2,000,000) per occurrence for Year One of this Agreement, and thereafter at least five million dollars ($5,000,000) per occurrence, or such larger amount as is commercially reasonable for a residential real estate mortgage lender of MoneyLine's size. MoneyLine will name Cavion as an additional insured on each such insurance policy, and will provide evidence of such insurance to Cavion prior to the launch of the MoneyLine Content on the Cavion Network. MoneyLine shall not cancel or modify such insurance without Cavion's prior written consent and such insurance shall remain in effect after the termination hereof. MoneyLine shall not be obligated to continue to name Cavion as an additional insured after the expiration of this Agreement, except to the extent that (i) a claim or potential claim is pending at the time of such termination, or (ii) Cavion is required under this Agreement to maintain any link to the MoneyLine Web Site after such expiration.

21.  TERMINATION

     21.1 Unless otherwise expressly provided for in this Agreement, this Agreement may be terminated by either Party if the other Party:

          (a) files a petition in bankruptcy, or an insolvency filing against the other party is not dismissed within 60 days;

          (b)  makes an assignment for the benefit of its creditors;

          (c)  is subject to a receivership; or

          (d) materially breaches any of its obligations under this Agreement provided that such material breach is not remedied within ninety (90) days, or in the case of an obligation to make any payment within ten (10) days, after notice thereof.

     21.2 Any termination pursuant to this Section shall be without liability or obligation of the terminating Party, except as with respect to any breach of this Agreement occurring prior to the termination.

     21.3 The provisions of Sections 9.1, 10, 12, 13 and 15 through 22, inclusive, of this Agreement, shall survive any termination of this Agreement, or this Agreement's expiration.

22.  MISCELLANEOUS

     22.1 NOTICES.

          (a) All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given upon receipt by (1) personal delivery, (2) receipted courier service, or (3) certified or registered mail, return receipt requested, addressed as shown below. Refusal to accept delivery shall be deemed receipt. All notices shall be directed to the following addresses:

               (i)   If to MoneyLine:

                     MoneyLine America, LLC
                     38350 Fremont Blvd., Suite 200
                     Fremont, CA 94536
                     Attn: Shamim Ritter

               (ii)  If to Cavion:

                     cavion.com
                     7475 Dakin Street, Suite 607
                     Denver, CO 80221
                     Attn: David J. Selina, President and CEO

          (b) Any Party hereto may change the address to which notices shall be directed under this by giving written notice of such change to the other Party.

     22.2 WAIVERS. The rights and remedies under this Agreement shall be cumulative and not exclusive of any rights or remedies which the Parties hereto otherwise would have. No failure or delay in exercising any right shall operate as waiver of such right. Any waiver or indulgence granted shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of the Agreement such as to require further notice of the intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not, in any way, affect the ability of the Parties, in their sole discretion, to exercise any rights available to them under this Agreement.

     22.3 GOVERNING LAW; BINDING EFFECT. This Agreement and each of the other documents attached hereto or contemplated hereby shall be deemed to have been made in Denver, Colorado, and shall be interpreted, and the rights and liabilities of the Parties hereto shall for all purposes be governed by and construed and enforced without giving effect to the principles of conflicts of laws, in accordance with the laws of the State of Colorado applicable to agreements executed, delivered and performed within such State. In the event of any controversy arising out of the interpretation, construction, performance or breach of this Agreement, the Parties hereby consent to the jurisdiction and venue of the United States District Court for the District of Colorado, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Colorado, and outside Denver County, Colorado shall be tantamount to service in person within Denver County, Colorado and shall confer personal jurisdiction and venue upon said Court.

     22.4 TRANSFER. In the event either Party, or any part thereof, including any products, affiliates, divisions or subsidiaries, to this Agreement is sold, transferred or acquired by any other person or entity, the respective rights and obligations of the Party being sold, transferred or acquired pursuant to this Agreement shall transfer to the acquiring party, and each Party to this Agreement hereby agrees and warrants that, in the event of any sale, transfer or acquisition, such Party will ensure that the rights and obligations of this Agreement duly are transferred pursuant to such sale, transfer or acquisition. This Agreement may not otherwise be assigned without the prior written consent of the non-assigning party, which shall not be unreasonably withheld.

     22.5 HEADINGS. The headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

     22.6 AMENDMENT AND WAIVER. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally, but rather, only by a written instrument signed by each of the Parties hereto.

     22.7 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the Parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     22.8 DRAFTING PARTY. This Agreement expresses the mutual intent of the Buyer and Seller. Accordingly, regardless of the Party preparing any document, the rule of construction against the drafting Party shall have no application to this Agreement.

     22.9 FACSIMILE SIGNATURE / COUNTERPARTS. Facsimile signatures on this document shall be sufficient and acceptable to bind the parties and for execution of this Agreement. This Agreement shall be effective and binding only when executed by all Parties hereto. This Agreement may be executed in counterparts by facsimile, each of which so executed shall be deemed an original and constitute one and the same agreement,

     22.10 Dominant Agreement. This Agreement shall be construed, in all relevant manners, to be the dominant agreement between the Parties relevant to the subject matter hereto and shall be severed from any contrary provision, or any provision deemed void or otherwise unenforceable, of any Exhibit or other document incorporated herein.

     22.11 Disputes. In the event of any dispute under this Contract, the Party claiming a dispute will give notice to the other Party describing the dispute. Both Parties will make good faith efforts to resolve the dispute informally. If the dispute has not been resolved within 30 days after the notice, either Party may, upon notice to the other, submit the dispute to mediation in Denver, Colorado, before a mutually acceptable mediator. If the Parties are unable to agree upon a mediator, either Party may request the appointment of a mediator by any established dispute resolution organization. If mediation is not successful within 90 days or if either Party will not submit to mediation, either Party may, upon notice to the other, submit the dispute to binding arbitration in Denver, Colorado, in accordance with the rules of any established dispute resolution organization, by a single arbitrator. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award may be entered by any court of competent jurisdiction. The arbitrator will not be empowered to award damages in excess of actual damages, but will be empowered, but not required, to require any Party to pay the reasonable attorney fees, expert witness fees, and other arbitration costs of any other Party.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers as of the day and year first above written.

MONEYLINE AMERICA, LLC                  CAVION TECHNOLOGIES, INC.


By:/s/Shamin S. Ritter                  By:/s/David J. Selina
   Shamim S. Ritter                        David J. Selina
Title:  President                                 Title:
                                                  President/Chief
                                                  Executive Officer